Exhibit 99.1

Item 6. Selected Financial Data.

The selected financial data presented below for the years ended December 31, 2011, 2010 and 2009, and as of December 31, 2011 and 2010, is derived from our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K. The selected financial data for the years ended December 31, 2008 and 2007, and as of December 31, 2009, 2008 and 2007, is derived from our audited consolidated financial statements not included herein. The audited financial statements for the periods presented have been reclassified for discontinued operations. The selected consolidated financial data below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. The selected financial data presented below does not give effect to the YFCS acquisition prior to April 1, 2011, the PHC acquisition prior to November 1, 2011, the Acadiana and Village facilities acquisitions prior to March 5, 2009 and November 2, 2009, respectively, and the Abilene facility acquisition prior to October 5, 2007 and therefore the selected financial data does not give effect to such acquisitions prior to the respective date of such acquisitions. On May 13, 2011, the Company elected to convert from a Delaware limited liability company to a Delaware corporation in accordance with Delaware law.

	YEAR ENDED DECEMBER 31,
	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Income Statement Data:
Revenue before provision for doubtful accounts	$219,704	$64,342	$51,821	$33,353	$25,512
Provision for doubtful accounts	(3,206)	(2,239)	(2,424)	(1,804)	(991)

Revenue	216,498	62,103	49,397	31,549	24,521

Salaries, wages and benefits (1)	152,609	38,661	32,572	23,722	19,588
Professional fees	8,896	1,675	1,827	952	1,349
Other operating expenses	37,096	11,857	10,446	6,948	7,736
Depreciation and amortization	4,278	976	967	740	522
Interest expense, net	9,191	738	774	729	992
Sponsor management fees	1,347	120	—	—	—
Transaction-related expenses	41,547	918	—	—	—

(Loss) income from continuing operations, before income taxes	(38,466)	7,158	2,811	(1,542)	(5,666)
Income tax (benefit) provision	(5,272)	477	53	20	—

(Loss) income from continuing operations	(33,194)	6,681	2,758	(1,562)	(5,666)
(Loss) gain from discontinued operations, net of income taxes	(1,698)	(471)	119	(156)	(5,227)

Net (loss) income	$(34,892)	$6,210	$2,877	$(1,718)	$(10,893)

(Loss) income from continuing operations per share basic and diluted	$(1.77)	$0.38	$0.16	$(0.09)	$(0.32)

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$61,118	$8,614	$4,489	$45	$1,681
Total assets	412,996	45,395	41,254	32,274	23,414
Total debt	277,459	9,984	10,259	11,062	11,608
Total equity	96,365	25,107	21,193	15,817	7,135

(1)	Salaries, wages and benefits for the year ended December 31, 2011 includes $17.3 million of equity-based compensation expense.

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